Exhibit 99.1
NEWS RELEASE

Media contact:	Amy Richardson, Director of Communications, (701) 451-3580 or (866) 410-8780
Investor contact:	Loren Hanson, Director of Shareholder Services, (218) 739-8481 or (800) 664-1259
Dateline:	Fergus Falls, Minnesota
For release:	February 5, 2007	Financial Media
Otter Tail Corporation Reports Record Revenues, Earnings Per Share of $1.70 for 2006; Board Approves Dividend Increase
Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the year ended December 31, 2006.
2006 Highlights:
•	Consolidated revenues grew 12.5% to $1.1 billion in 2006.

•	Consolidated net income from continuing operations was $50.7 million for 2006 compared to a record of $53.9 million in 2005.

•	Diluted earnings per share from continuing operations were $1.69 for 2006 compared with $1.81 for 2005.

•	Total diluted earnings per share were $1.70 for 2006 compared with $2.11 for 2005, which included a net gain of $0.34 per share from the sale of businesses.
2007 Announcements:
•	On February 5, 2007 the Board of Directors declared a quarterly common stock dividend, increasing the dividend to $0.2925 per share from $0.2875 per share paid in the fourth quarter of 2006. This increase puts the corporation’s current dividend yield at 3.5% based on today’s closing stock price of $33.18.

•	After consideration by the Board of Directors, the corporation permitted its Shareholder Rights Plan to expire on January 27, 2007.

•	The corporation anticipates its 2007 diluted earnings per share from continuing operations to be in the range of $1.60 to $1.80.
“I am pleased to report that 2006 was a good year for Otter Tail Corporation,” said John Erickson, president and chief executive officer. “Growth in our nonelectric businesses drove a record year in consolidated revenues and we also produced solid results in net income. Our 2006 results again illustrate the value of our diversification strategy. As in any year, some of our companies achieved better results than others. Our core business, Otter Tail Power Company, delivered sound performance despite challenges that reduced earnings. As we expected, the earnings from wholesale energy trading were significantly lower than the record levels of a year ago as the wholesale market gained efficiencies in its second year of operation. Our nonelectric operations delivered record revenues and earnings from continuing operations, with continued exceptional performance from our plastics segment and strong results within our manufacturing segment and our construction companies.”
Erickson said dividend payments will again increase in 2007. “I am pleased to announce our Board of Directors has increased our dividend payment for the 32nd consecutive year. The increase brings the annual indicated dividend rate to $1.17 per share, a $0.02 increase over the 2006 rate.”
Segment Performance Summary
Electric
Net income in the electric segment decreased in 2006 to $24.2 million compared with $37.3 million in 2005. Electric revenue decreased 2.2% to $306.0 million in 2006 from $313.0 million in 2005, reflecting a $20.5 million decrease in wholesale energy revenues, offset by a $12.0 million increase in retail electric revenue and a $1.5 million increase in other electric revenue.
Wholesale electric revenues from company-owned generation were $23.1 million in 2006 compared with $24.8 million in 2005 despite a 3.4% increase in wholesale kilowatt (kwh) sales as a result of a 9.8% reduction in the price per kwh sold between the years. Net revenue from the resale of purchased power, Midwest Independent Transmission System Operator (MISO) virtual transactions, financial transmission right transactions and net mark-to-market gains on forward energy contracts were $2.8 million in 2006 compared with net revenue of $21.6 million in 2005. This decrease in net revenues from energy trading activities reflects adjustments in MISO Day 2 energy markets as the market became more efficient in its second year of operations, lower margins in virtual transactions due to uncertainties surrounding revenue sufficiency guarantees charges and net mark-to-market losses on forward energy contracts. The increase in retail revenue includes $9.5 million in increased fuel-clause adjustment (FCA) revenues, including $3.6 million related to the reversal of $1.7 million of a $1.9 million FCA refund accrued in 2005 and the recording in 2006 of a $2.6 million 24-month FCA true-up recoverable from Minnesota customers, and $2.0 million in increased revenue from a 2.5% increase in retail kwh sales between the years. Kwh sales to industrial customers increased 17.9% due to increased electricity usage by pipeline customers as a result of increased oil production in North Dakota and Canada related to higher oil prices. Residential kwh sales increased 0.7% and commercial kwh sales increased 0.1% between the years. The $1.5 million increase in other electric revenues is related to an increase in revenues from the shared use of transmission assets and transmission line planning work performed for other area utilities.
Electric operating expenses increased $6.8 million, which includes increases of $2.3 million in fuel and purchased power expenses, $3.2 million in other operating and maintenance expenses and $1.3 million in depreciation expense. Fuel costs increased $2.8 million as a result of a 1.8% increase in kwhs generated combined with a 3.2% increase in the cost of fuel per kwh generated. Purchased power costs to serve retail customers decreased $0.5 million as a result of a 20.9% reduction in kwhs purchased for system use partially offset by a 25.2% increase in the cost per kwh purchased. The increase in electric operation and maintenance expenses in 2006 reflects a rise in expenses related to external contract work, increased maintenance expenses related to a five-week scheduled maintenance shut down of Coyote Station, the overhaul of a combustion turbine peaking plant in 2006, and increased costs for maintenance and bag filters for Big Stone Plant’s flue gas particulate removal equipment. Also, the electric utility recorded a non-cash charge in other income and deductions of $3.3 million related to uncertainty with respect to capitalized interest included in rate base.
Plastics
The plastics segment revenues and net income were $163.1 million and $14.3 million, respectively, in 2006 compared with $158.5 million and $13.9 million in 2005. The increase in net income is due to higher selling prices of PVC pipe between the years offset by a 9% reduction in pounds sold.
Manufacturing
The manufacturing segment’s revenues and net income were $311.8 million and $13.2 million, respectively, in 2006 compared with $244.3 million and $7.6 million in 2005. DMI Industries, Inc. recorded a $64.0 million increase in revenue of which $25.3 million is from the new Fort Erie plant. DMI’s net income increased $4.3 million as a result of increased production and sales of wind towers. At BTD Manufacturing, Inc., revenues decreased $0.4 million while net income increased $2.4 million due to productivity improvements and a gain on the sale of excess equipment. At ShoreMaster, Inc., revenues increased $3.2 million due to pass through of higher aluminum costs while net income was unchanged between the years. At T.O. Plastics, Inc., revenues increased $0.7 million while net income decreased $1.2 million as a result of a reduction in gross profit margins due to material and production cost increases.
Health Services
The health services segment’s revenues and net income were $135.1 million and $2.2 million, respectively, in 2006 compared with $124.0 million and $4.0 million in 2005. Scanning and other related service revenues increased $8.0 million while revenues from equipment sales and service increased $3.1 million between the periods. An increase in health services cost of goods sold, general, administrative and depreciation expenses of $14.2 million exceeded the increase in health services revenue by $3.1 million mainly as a result of increases in equipment maintenance costs, unit rental costs and sublease costs.
Food Ingredient Processing
The food ingredient processing segment’s revenues were $45.1 million with a net loss of $4.1 million in 2006 compared with revenues of $38.5 million and net income of $0.3 million in 2005. The food ingredient processing segment has been primarily impacted by the following items:
•	Raw potato supply shortage from the 2005-2006 potato crops in Idaho and Prince Edward Island caused production to be curtailed. This supply shortage caused the processing plants to be operated at less than optimal levels in 2006.

•	Revenue per pound of product sold increased 15.3% while pounds of product sold increased 1.5% between the years.

•	The shortage in raw potato supply has also led to higher than expected raw product costs resulting in a 40.8% increase in the cost per pound of product sold between the quarters.

•	A $0.5 million write-down of deferred tax assets at the Prince Edward Island operations in 2006 related to the expiration of operating loss carryforwards at the end of 2006.
Other Business Operations
Other business operations recorded revenue of $147.4 million and net income of $.9 million in 2006 compared with $107.4 million and a net loss of $9.3 million in 2005. Revenues increased $35.6 million at the construction companies due to increased projects. Revenues from flatbed trucking operations increased $4.5 million due to an 8.4% increase in miles driven combined with the pass through of higher fuel costs. The $10.2 million change in net income includes a $5.7 million increase in net income at the construction companies and $4.5 million in lower corporate costs consisting of lower health insurance plan costs, improved claims experience in the corporation’s captive insurance company and lower income tax expenses resulting from closed income tax returns.
Discontinued Operations
Discontinued operations includes: OTESCO’s gas marketing operations in 2006 and 2005 and the operations of Midwest Information Systems, Inc. (MIS), Chassis Liner Corporation (CLC), and St. George Steel Fabrication, Inc. (SGS) in 2005. The $0.4 million in net income from discontinued operations in the 2006 is mainly due to a $0.3 million after-tax gain on the sale of OTESCO’s gas marketing operations. The $8.6 million net gain from discontinued operations in 2005 includes an after-tax gain on the combined sales and operating results of the aforementioned entities.
Fourth Quarter Results
Diluted earnings per share for the fourth quarter of 2006 were $0.37 compared with $0.42 for the fourth quarter of 2005. Revenues for the fourth quarter of 2006 were $286.7 million compared with $258.8 million for the same period a year ago. Operating income for the fourth quarter of 2006 was $24.1 million compared with $23.2 million for the fourth quarter of 2005. Net income was $11.3 million in the fourth quarter of 2006 compared with $12.7 million in the fourth quarter of 2005, with decreases in net income in the electric and plastics segments more than offsetting increases in net income in all other segments between the quarters.
Dividend Increase for 2007
On February 5, 2007 Otter Tail Corporation’s Board of Directors increased the quarterly dividend on the corporation’s common stock to $0.2925 per share, up from $0.2875 per share paid in the fourth quarter of 2006. This dividend is payable March 10, 2007 to shareholders of record on February 15, 2007. The Board also declared quarterly dividends on the corporation’s four series of preferred stock, payable March 1, 2007 to shareholders of record on February 15, 2007.
2007 Expectations
Otter Tail Corporation anticipates 2007 diluted earnings per share from continuing operations to be in a range from $1.60 to $1.80. Contributing to the earnings guidance for 2006 are the following items:
•	The corporation expects slightly improved performance in the electric segment in 2007.

•	The corporation expects the plastics segment’s performance to return to more historical levels in 2007 following two strong years in 2005 and 2006.

•	Continued enhancements in productivity and capacity utilization, strong backlogs and an announced expansion of DMI’s Fort Erie, Ontario facility that will increase the facility’s production capacity by 30%, are expected to result in increased net income in the manufacturing segment in 2007.

•	The health services segment expects moderate net income growth in 2007.

•	The corporation expects its food ingredient processing business (IPH) to generate net income in the range of $2.0 million to $4.0 million in 2007.

•	The other business operations segment is expected to have lower earnings in 2007 compared with 2006 due to an expected return to more normal unallocated corporate cost levels. The construction companies are expected to have a strong 2007 given current backlogs.
Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including 2007 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:
•	The corporation is subject to federal and state legislation, regulations and actions that may have a negative impact on its business and results of operations.

•	Future operating results of the electric segment will be impacted by the outcome of a rate case to be filed in Minnesota in late 2007.

•	Certain MISO-related costs currently included in the FCA in Minnesota retail rates may be excluded from recovery through the FCA and subject to future recovery through rates established in a general rate case.

•	Weather conditions can adversely affect the corporation’s operations and revenues.

•	Electric wholesale margins could be further reduced as the MISO market becomes more efficient.

•	Electric wholesale trading margins could be reduced or eliminated by losses due to trading activities.

•	Wholesale sales of electricity from excess generation could be reduced by reductions in coal shipments to the Big Stone and Hoot Lake plants due to supply constraints or rail transportation problems beyond the corporation’s control.

•	The corporation’s electric segment has capitalized $6.1 million in costs related to the planned construction of a second electric generating unit at its Big Stone Plant site as of December 31, 2006. Should approvals of permits not be received on a timely basis, the project could be at risk. If the project is abandoned for permitting or other reasons these capitalized costs and others incurred in future periods may be subject to expense and may not be recoverable.

•	The corporation’s manufacturer of wind towers operates in a market that has been dependent on the Production Tax Credit. This tax credit is currently in place through December 31, 2008. Should this tax credit not be renewed, the revenues and earnings of this business could be reduced.

•	Federal and state environmental regulation could cause the corporation to incur substantial capital expenditures which could result in increased operating costs.

•	The corporation’s plans to grow and diversify through acquisitions may not be successful and could result in poor financial performance.

•	Competition is a factor in all of the corporation’s businesses.

•	Economic uncertainty could have a negative impact on the corporation’s future revenues and earnings.

•	Volatile financial markets could restrict the corporation’s ability to access capital and could increase borrowing costs and pension plan expenses.

•	The corporation’s food ingredient processing segment operates in a highly competitive market and is dependent on adequate sources of raw materials for processing. Should the supply of these raw materials be affected by poor growing conditions, this could negatively impact the results of operations for this segment. This segment could also be impacted by foreign currency changes between Canadian and United States currency and prices of natural gas.

•	The corporation’s plastics segment is highly dependent on a limited number of vendors for PVC resin. The loss of a key vendor or an interruption or delay in the supply of PVC resin could result in reduced sales or increased costs for this business. Reductions in PVC resin prices could negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

•	The corporation’s health services businesses may not be able to retain or comply with the dealership arrangement and other agreements with Philips Medical.
For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.
About The Corporation
Otter Tail Corporation has interests in diversified operations that include an electric utility, plastics, manufacturing, health services, food ingredient processing and other businesses. Otter Tail Corporation stock trades on NASDAQ under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.
See Otter Tail Corporation’s results of operations for the three months and years ended December 31, 2006 and 2005 in the attached financial statements.
Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity

Otter Tail Corporation
Consolidated Statements of Income
For the three and twelve months ended December 31, 2006 and 2005
In thousands, except share and per share amounts

	Quarter Ended December 31,		Year to date - December 31,
	2006	2005	2006	2005
Operating revenues by segment:
Electric	$78,706	$79,582	$306,014	$312,985
Plastics	26,404	44,927	163,135	158,548
Manufacturing	85,256	61,121	311,811	244,311
Health services	34,710	34,216	135,051	123,991
Food ingredient processing	14,449	11,204	45,084	38,501
Other business operations	48,039	28,619	147,436	107,400
Intersegment eliminations	(863)	(870)	(3,577)	(3,867)

Total operating revenues	286,701	258,799	1,104,954	981,869

Operating expenses:
Fuel and purchase power	29,912	29,807	117,010	114,755
Nonelectric cost of goods sold (excludes depreciation; included below)	161,832	129,513	611,737	502,407
Electric operating and maintenance expense	27,819	29,496	113,137	109,947
Nonelectric operating and maintenance expense	30,193	34,995	115,290	109,707
Depreciation and amortization	12,828	11,800	49,983	46,458

Total operating expenses	262,584	235,611	1,007,157	883,274

Operating income (loss) by segment:
Electric	14,453	14,169	50,111	63,886
Plastics	(339)	9,788	23,707	23,853
Manufacturing	7,785	2,784	27,578	16,728
Health services	1,845	1,777	4,538	7,637
Food ingredient processing	(1,036)	(577)	(5,828)	1,639
Other business operations	1,409	(4,753)	(2,309)	(15,148)

Total operating income — continuing operations	24,117	23,188	97,797	98,595

Interest charges	4,879	4,452	19,501	18,459
Other income and deductions	(2,587)	301	(440)	1,773
Income taxes — continuing operations	5,369	6,331	27,106	28,007

Net income (loss) by segment — continuing operations:
Electric	4,696	8,468	24,181	37,301
Plastics	149	6,022	14,326	13,936
Manufacturing	4,310	1,211	13,171	7,589
Health services	1,089	925	2,230	4,007
Food ingredient processing	(611)	(904)	(4,115)	329
Other business operations	1,649	(3,016)	957	(9,260)

Total net income — continuing operations	11,282	12,706	50,750	53,902

Discontinued operations
(Loss) income from discontinued operations net of taxes of $0; ($100); $28 and ($261) for the respective periods	—	(100)	26	(352)
Goodwill impairment loss	—	—	—	(1,003)
Net gain on disposition of discontinued operations — net of taxes of $0; $45; $224 and $5,831 for the respective periods	—	67	336	10,004

Net income from discontinued operations	—	(33)	362	8,649

Total net income	11,282	12,673	51,112	62,551
Preferred stock dividend	185	183	736	735

Balance for common:	$11,097	$12,490	$50,376	$61,816

Average number of common shares outstanding—basic	29,444,655	29,360,609	29,394,033	29,222,621
Average number of common shares outstanding—diluted	29,730,680	29,555,101	29,664,375	29,347,710
Basic earnings per common share:
Continuing operations (net of preferred dividend requirement)	$0.38	$0.43	$1.70	$1.82
Discontinued operations	$—	$—	$0.01	$0.30

	$0.38	$0.43	$1.71	$2.12

Diluted earnings per common share:
Continuing operations (net of preferred dividend requirement)	$0.37	$0.42	$1.69	$1.81
Discontinued operations	$—	$—	$0.01	$0.30

	$0.37	$0.42	$1.70	$2.11

Otter Tail Corporation
Consolidated Balance Sheets
Assets
In thousands

	December 31,	December 31,
	2006	2005
Current assets
Cash and cash equivalents	$6,791	$5,430
Accounts receivable:
Trade—net	135,011	117,796
Other	10,265	11,790
Inventories	103,002	88,677
Deferred income taxes	8,069	6,871
Accrued utility revenues	23,931	22,892
Costs and estimated earnings in excess of billings	38,384	21,542
Other	9,611	16,476
Assets of discontinued operations	289	13,701

Total current assets	335,353	305,175

Investments and other assets	29,946	33,824
Goodwill—net	98,110	98,110
Other intangibles—net	20,080	21,160

Deferred debits:
Unamortized debt expense and reacquisition premiums	6,133	6,520
Regulatory assets and other deferred debits	50,419	19,616

Total deferred debits	56,552	26,136

Plant
Electric plant in service	930,689	910,766
Nonelectric operations	239,269	228,548

Total	1,169,958	1,139,314
Less accumulated depreciation and amortization	479,557	459,438

Plant—net of accumulated depreciation and amortization	690,401	679,876
Construction work in progress	28,208	17,215

Net plant	718,609	697,091

Total	$1,258,650	$1,181,496

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
In thousands

	December 31,	December 31,
	2006	2005
Current liabilities
Short-term debt	$38,900	$16,000
Current maturities of long-term debt	3,125	3,340
Accounts payable	120,195	97,239
Accrued salaries and wages	28,653	24,326
Accrued federal and state income taxes	2,383	8,449
Other accrued taxes	11,509	12,518
Other accrued liabilities	10,495	14,124
Liabilities of discontinued operations	197	10,983

Total current liabilities	215,457	186,979

Pensions benefit liability	44,035	23,216
Other postretirement benefits liability	32,254	26,982
Other noncurrent liabilities	18,866	18,683

Deferred credits
Deferred income taxes	112,740	113,737
Deferred investment tax credit	8,181	9,327
Regulatory liabilities	63,875	61,624
Other	281	1,500

Total deferred credits	185,077	186,188

Capitalization
Long-term debt, net of current maturities	255,436	258,260
Class B stock options of subsidiary	1,255	1,258

Cumulative preferred shares	15,500	15,500

Cumulative preference shares — authorized 1,000,000 shares without par value; outstanding — none	—	—

Common shares, par value $5 per share	147,609	147,006
Premium on common shares	99,223	96,768
Unearned compensation	—	(1,720)
Retained earnings	245,005	228,515
Accumulated other comprehensive loss	(1,067)	(6,139)

Total common equity	490,770	464,430

Total capitalization	762,961	739,448

Total	$1,258,650	$1,181,496